Exhibit 5.1


                                January 22, 1999

Board of Directors
Tel-Save Holdings, Inc.
6805 Route 202
New Hope, Pennsylvania  18938

          Shares of Common Stock of Tel-Save.com,  Inc.
          To Be Resold Pursuant to Registration Statement on Form S-3 (No. 333-66287)
          ----------------------------------------------------------------------

Gentlemen:

     I have acted as general counsel to Tel-Save.com, Inc. (the "Company") in connection with the Company's filing pursuant to the Securities Act of 1933, as amended, of a registration statement (the "Registration Statement") on Form S-3 (No. 333-66287) relating to the offering for resale of up to 1,598,341 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), by certain persons named in the Registration Statement. You have requested my opinion as to certain matters with respect to the Common Stock.

     I have examined such corporate records of the Company, including its Amended and Restated Certificate of Incorporation, its Bylaws, and resolutions of the Company's board of directors (the "Board of Directors"), as well as such other documents as I deemed necessary for rendering the opinion hereinafter expressed.

     On the basis of the foregoing, I am of the opinion that the Common Stock has been duly authorized by the Board of Directors and is validly issued, fully paid, and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name therein.

                                            Sincerely yours,

                                            /s/ Aloysius T. Lawn, IV

                                            Aloysius T. Lawn, IV
                                            General Counsel and Secretary